Exhibit 99.1

Atlantic Coast Federal Corporation Increases Quarterly Dividend to $0.12 Per Common Share

     WAYCROSS, Ga.--(BUSINESS WIRE)--Dec. 26, 2006--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.12 per share. This new rate represents an increase of $0.01 from the preceding quarter and goes into effect with the next dividend that will be paid on January 29, 2007, to all stockholders of record as of January 12, 2007.

     Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 59% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its shares.

     Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "As 2006 comes to an end, we look back on a year highlighted by continued business momentum across our market region coupled with improved credit quality performance. These factors, in turn, have translated into higher earnings for our company and its stockholders, with net income per diluted share up 24% through the first nine months of the year. With this continued growth, we are gratified to be able to raise our cash dividend again - the seventh straight quarterly increase in our dividend rate since we commenced these payments in early 2005, and we welcome this opportunity to allow our stockholders to share in this progress in a direct and tangible way."

     Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

     Atlantic Coast Bank, with approximately $793 million in assets as of September 30, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Bank expects to open an additional branch in St. Johns County, Florida, in the coming year.

     This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


     CONTACT: Corporate Communications, Inc.
              Patrick J. Watson, 615-254-3376